EXHIBIT 10
December 31, 1995

Mr. Ken Mlekush
Executive Vice President
Jefferson-Pilot Life Insurance
P.O. Box 21008
Greensboro, NC  27420

Re:  Employment Contract

Dear Ken:

As of December 31, 1995, your three-year employment contract with Jefferson-Pilot Corporation expires. This letter will serve as a new agreement for an additional three-year period beginning January 1, 1996. The terms and conditions are outlined below.

  1. Title:  Executive Vice President for JP Life and Senior Vice
      President for JP Corporation.

  2. Report/Duties: You will devote your full time to the marketing, underwriting, administration and servicing of all Jefferson-Pilot and Alexander Hamilton individual life products and operations.

  3. Compensation:
     a. Base Salary: Of $365,500 per annum subject to annual review for increases.
     b.   Annual Bonus:  Consistent with plan for key employees.
     c.   Long Term Incentives:  Consistent with plan for key employees.
     d. Stock Options: You will continue to be eligible for annual stock option recommendations contingent upon satisfactory performance. Options awarded will usually vest over a three-year period, but will become fully vested upon completion of the three-year employment period contemplated by this agreement.

This agreement is subject to final review and approval by the Jefferson-Pilot Corporation Board Compensation Committee. If you agree with the above outlined terms and conditions please sign the original and return it to me at your earliest convenience. In consideration of your acceptance of this agreement, you will be awarded stock options of 7,500 shares as of January 1, 1996 which will become immediately vested.

Sincerely,



David A. Stonecipher



I hereby accept the terms outlined above.


/s/ Kenneth C. Mlekush

                                   F-22

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                                                       EXHIBIT 10


                       JEFFERSON-PILOT CORPORATION
                 MANAGEMENT INCENTIVE COMPENSATION PLAN


PURPOSE

The purpose of the annual Management Incentive Compensation Plan is to improve shareholder value by relating a portion of executive compensation to the attainment of predefined performance goals. The Plan serves to focus executive attention on specific business unit and individual objectives which, when attained, will meet or exceed shareholder expectations. The Plan is intended also to assist in securing and retaining highly qualified individuals.

The Plan applies for Jefferson-Pilot Corporation and all of its insurance subsidiaries.

ELIGIBILITY/BONUS POTENTIAL LEVEL

Individuals in the following classifications will be eligible to participate in the Plan:

  Chief Executive Officer
  Executive Vice Presidents
  Senior Vice Presidents
  Vice Presidents
  Second Vice Presidents

Participation by individuals not in the above classifications requires the approval of the Chief Executive Officer of the Corporation, and of the Compensation Committee for individuals whose salaries require approval of that Committee.

Bonus potential levels are as follows, expressed as fractions of annualized salary at the beginning of the bonus year:

                                             Bonus Range
   Classification                 Level   Minimum   Target  Superior

   Chief Executive Officer       Group 1    .20      .35      .50
   Executive Vice Presidents     Group 2    .16      .32      .48
   Senior Vice Presidents        Group 3    .12      .24      .36
   Vice Presidents               Group 4    .08      .16      .24
   Second Vice Presidents        Group 5    .05      .10      .15


Participation at levels other than those defined above requires the approval of the Chief Executive Officer, and of the Compensation Committee for individuals whose salaries require approval of that Committee.

Participation by individuals hired or promoted after the February
Compensation Committee meeting in the bonus year requires the approval of the Chief Executive Officer.

                                F-23
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PERFORMANCE CRITERIA

The Chief Executive Officer shall recommend to the Compensation Committee for approval annually, performance criteria which support the Corporation's strategic goals and annual operating plans and which will be used in determining individual incentive compensation payments.

Actual performance against such criteria shall be determined as soon as practicable after year end and verified by the Internal Auditing
Department. Any adjustments to exclude extraordinary, unusual or non-recurring items shall be called to the attention of the Compensation Committee prior to its approval of awards for the year.


INDIVIDUAL PERFORMANCE ADJUSTMENT

The basic bonus calculated above is then adjusted for each individual by multiplying it by the individual's performance evaluation factor:

  Low Performance Rating      =   .5 factor
  Standard Performance Rating =  1.0 factor
  High Performance Rating     =  1.5 factor

This evaluation is based on the unit head's review of performance during the year against a pre-selected group of 3 to 5 personal objectives. Once all bonuses have been factored in this fashion, the resulting distribution determines each participant's share of the total bonus dollars to be paid. In effect, this process is designed not to increase or decrease the total bonuses, but to redistribute some bonus dollars from those with lower ratings to those individuals with the highest performance rating.


VESTING

Incentive payments are not earned or vested until approved and paid, with the exception of death, disability, or retirement, in which case a prorata payment shall be earned. An eligible participant must be actively employed on the date of payment in order to receive an incentive payment, with the exceptions listed above or under special circumstances approved by the Chief Executive Officer, and by the Compensation Committee for individuals whose salaries require approval of that Committee.


PAYMENT

At the February Compensation Committee meeting, the Chief Executive Officer will present for review and approval a list of individual recommendations for incentive payment for those officers whose salaries require the approval of the Compensation Committee, together with an estimate of the aggregate payments to others under the Plan.

Payments will be disbursed as soon as practicable after that Committee meeting.





                                F-24
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